                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)

                                                                                                                     Six
                                                                                                                    Months
                                                                             Year Ended May 31,                     Ended
                                                         -------------------------------------------------------  November 30,
                                                            1992         1993       1994       1995        1996      1996
                                                         --------     --------   --------   ---------  ---------  ---------
Loss before income tax benefit, minority interest and
     extraordinary item                                  $(78,206)    $(62,670)  $(60,250)  $(110,029) $(144,860) $(102,637)
                                                         --------     --------   --------   ---------  ---------  ---------
Fixed Charges:
    Interest, including amortization of debt issuance
       costs                                              124,779 (2)  113,866    124,105     141,684    172,390     97,614
    Interest capitalized                                     --           --         --          --        5,200      2,598
    Interest portion of rent expense                        1,497        1,638      1,843       2,135      3,001      1,501
    Preferred stock dividends on subsidiary preferred
       stock                                                4,809        5,883      5,838       4,419      4,256      2,349
                                                         --------     --------   --------   ---------  ---------  ---------
Total fixed charges                                       131,085      121,387    131,786     148,238    184,847    104,062
                                                         --------     --------   --------   ---------  ---------  ---------
                                                         --------     --------   --------   ---------  ---------  ---------

Adjustments to fixed charges, as defined:

Capitalized interest                                         --           --         --          --       (5,200)    (2,598)
Preferred stock dividends on subsidiary preferred stock    (4,809)      (5,883)    (5,838)     (4,419)    (4,256)    (2,349)
                                                         --------     --------   --------   ---------  ---------  ---------
Total adjustments to fixed charges                         (4,809)      (5,883)    (5,838)     (4,419)    (9,456)    (4,947)
                                                         --------     --------   --------   ---------  ---------  ---------
Earnings, as defined                                     $ 48,070     $ 52,834   $ 65,698    $ 33,790   $ 30,531   $ (3,523)
                                                         --------     --------   --------   ---------  ---------  ---------
                                                         --------     --------   --------   ---------  ---------  ---------
Ratio of earnings to fixed charges  (1)                      --           --         --          --         --         --
                                                         --------     --------   --------   ---------  ---------  ---------
                                                         --------     --------   --------   ---------  ---------  ---------
Amount by which earnings are less than fixed charges      (83,015)     (68,553)   (66,088)   (114,448)  (154,316)  (107,584)
                                                         --------     --------   --------   ---------  ---------  ---------
                                                         --------     --------   --------   ---------  ---------  ---------


(1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.

(2) Amount includes the write-off of $7,581 of debt issuance costs included in the determination of the extraordinary loss on early retirement of debt in 1992.